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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Biovail Laboratories Incorporated
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   (Last)                       (First)                   (Middle)

     Chelston Park, Building 2, Ground Floor
     Collymore Rock
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                                    (Street)

     St. Michael
     Barbados, West Indies
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     07/09/02
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     DepoMed, Inc. (DMI)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |_|  Form filed by One Reporting Person

     |X|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             2,465,878                   D
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

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Option to Purchase      07/09/02    07/09/03(1)     Common Stock           821,959       $5.125         D
Common Stock
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Option to Purchase      07/09/02    07/09/05        Common Stock           (2)           $5.00(3)       D
Common Stock
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) This option terminates on the earlier of (a) the date that is one year from the July 9, 2002 and (b) 15 days after the common stock of DepoMed, Inc. trades above US$6.50 for any 20 out of 30 trading days (but in no event earlier than 120 days from July 9, 2002).

(2) Up to the number of additional shares of DepoMed, Inc.'s common stock as sufficient for Biovail Laboratories Incorporated to have purchased in the aggregate (pursuant to the stock purchase agreement under which the 2,465,878 shares described in Table I and the options described in this Table II were granted) up to 20% of DepoMed, Inc.'s common stock after giving effect to the exercise of such option.

(3) The exercise price is initially equal to $5.00 and increases by 20% per year following the first year after the grant of the option, compounded monthly.



/s/ Arlene Fong                                                10/25/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
    Name:   Arlene Fong
    Title:  Controller, Biovail Laboratories
            Incorporated

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.